Exhibit 10(a)(1)

                               EMPLOYMENT CONTRACT


             THIS CONTRACT by and between Upper Peninsula Power Company, a Michigan corporation (the "Company"), and Clarence R. Fisher (the
   "Executive"), dated as of the    10th         day of   July       , 1997.

             WHEREAS, WPS Resources Corporation ("WPS") and Upper Peninsula Energy Corporation, a Michigan corporation (collectively, the "Merger Parties"), have entered into an Agreement and Plan of Merger dated as of July 10, 1997 (the "Merger Agreement"); and

             WHEREAS, the Merger Parties wish to provide for the orderly succession of management of the Company following the Effective Time (as defined in the Merger Agreement); and

             WHEREAS, the Merger Parties further wish to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement:

             NOW, THEREFORE, it is hereby agreed as follows:

             1. Employment Period; Consulting Period. The Company shall employ the Executive, and the Executive shall serve the Company as an employee and officer of the Company, on the terms and conditions set forth in this Agreement, for the period of three years commencing on the Effective Time and ending on the third anniversary of the Effective Time (the "Employment Period") and thereafter the Company shall employ the Executive and the Executive shall serve the Company as a consultant for a period of two years ending on the fifth anniversary of the Effective Time (the "Consulting Period").

             2.   Position and Duties.

             (a) Title. During the Employment Period, the Executive shall serve as the President and chief executive officer of the Company and if the Company is merged into Wisconsin Public Service Corporation ("WPSC") as the chief operating officer of the Upper Peninsula Region of WPSC.

             (b) Duties. During the Employment Period, the Executive shall report to the Board of Directors of the Company (the "Board") and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity and shall additionally perform such duties as may be reasonably assigned from time to time by the Board, consistent with his status as President. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote the whole of his attention and time during normal business hours (and outside those hours when reasonably necessary to his duties hereunder) to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, and to direct time and attention to personal investments so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. During the Consulting Period, the Executive shall make himself available upon reasonable advance notice to consult with the management of the Company, but shall not be required to devote more than half his time during normal business hours to such consulting activity.

             (c) Office. The Executive's services hereunder shall be performed primarily at the executive offices of the Company located in Houghton, Michigan, subject to such business travel as shall be necessary and appropriate.

             3.   Compensation.

             (a) Salary; Consulting Fee. The Executive's compensation during the Employment Period shall be determined by the Board upon the recommendation of the Compensation Committee (or other appropriate committee) of the Board, subject to the next sentence. During the Employment Period, the Executive shall receive an annual salary ("Annual Salary") of $216,000 commencing at the Effective Time. The Annual Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. If the Effective Time occurs after July 10, 1998, the Annual Salary shall immediately be subject to upward adjustment under the annual review standards described in the following sentence.During the Employment Period, the Annual Salary shall be reviewed at least annually consistent with WPS executive compensation policy then in effect and shall be increased in accordance with such policy but in no event will such increase be less than the percentage increase in the Consumer Price Index-For All Urban Consumers (CPI-U) for the preceding year. The Annual Salary shall not be reduced after any such increase, and the term "Annual Salary" shall thereafter refer to the Annual Salary as so increased. During the Consulting Period the Executive will receive an annual consulting fee for each year of the Consulting Period equal to 50% of the Executive's aggregate salary for the last twelve months of the Employment Period payable in the same manner as the Annual Salary but will not be subject to annual increase.

             (b) Other Benefits. Executive shall be entitled to participate in all applicable medical, dental, vision, life, sickness, disability, retirement, savings or other welfare or fringe benefit plans or programs of the Company or successor programs on terms and conditions no less favorable than such plans or programs are made available by the Company to employees generally. Executive shall continue to accrue benefits under the Company's SERP, but shall not participate in the WPSR SERP. During the Employment Period Company shall maintain no less than $400,000 of term life insurance covering Executive payable to a beneficiary named by the Executive.

             (c) Perquisites. During the Employment Period, the Executive shall be entitled to receive such perquisites, including, without limitation, stock options and incentives, as WPS may establish from time to time which are commensurate with his position and at least comparable to those received by other senior executives at WPS. Executive shall be entitled to 40 vacation days per year.

             (d) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of the Executive's duties under this Agreement, including, without limitation, travel and living expenses when the Executive's duties require him to travel to Green Bay, Wisconsin. If the Executive is required to be in Green Bay or otherwise out of the UPPCO service territory for reasons inconsistent with his historical experience, more than one-third of the business days of any calendar year, the Company shall provide the Executive with a hardship bonus compensation of $25,000 for such year, payable within 90 days of the close of the calendar year.

             4.   Termination of Employment.

             (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of one hundred and twenty (120) consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

             (b) By the Company. (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

                  A. the willful and continued failure of the Executive materially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company (the "Board") delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not materially performed the Executive's duties; or

                  B. illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

   No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

                  (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

                  (iii) A termination of the Executive's employment without Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination Without Cause") of its intention to terminate the Executive's employment without Cause, stating the date, time and place of the Board Meeting without Cause. The "Board Meeting without Cause" means a meeting of the Board at which the Executive's termination without Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting without Cause.
   The Executive's termination without Cause shall be effective when and if a resolution is duly adopted at the Board Meeting without Cause, excluding employee directors, stating that the Executive is terminated without Cause. Any termination of the Executive by the Company which does not comply with the procedures in 4(b)(ii) shall be deemed to constitute a termination without Cause.

             (c) Good Reason. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

                  A. the assignment to the Executive of any duties inconsistent in any respect with paragraphs (a) and (b) of
             Section 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, or a diminution in the overall importance of the Executive's role to WPS, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                  B. any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that it not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                  C. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (c) of Section 2 of this Agreement;

                  D. any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

                  E.   any failure by the Company to comply with paragraph
             (c) of Section 11 of this Agreement;

                  F. any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive; or

                  G. the failure of the Executive to be elected a Director of WPS during the Employment Period.

                  (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination within three (3) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth (5th) business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than (thirty) 30 days after the notice is given).

                  (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

             (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

             5.   Obligations of the Company Upon Termination.

             (a) By the Company other than for Cause, Death or Disability; by the Executive for Good Reason. If, during the Employment Period or the Consulting Period, the Company terminates the Executive's employment or consultancy, other than for Cause, Death or Disability, or the Executive terminates employment or consultancy for Good Reason, the Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a) and (b) of Section 3 as if he had remained employed by the Company pursuant to this Agreement until the end of the Employment Period and shall pay the consulting fee set forth in paragraph
   (b) of Section 3 as if he had served as a consultant to the Company until the end of the Consulting Period. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

             (b) Death and Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period or the Consulting Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's surviving spouse, or if the Executive is not survived by a spouse, to the Executive's estate or legal representative), in a lump sum in cash within thirty (30) days after the Date of Termination, any portion of the Executive's Annual Salary or Annual Consulting Fee that has been earned but not yet been paid, prorated through the Date of Termination.

             (c) By the Company for Cause; by the Executive other than for Good Reason. If the Executive's employment or consultancy is terminated by the Company for Cause during the Employment Period or the Consulting Period, the Company shall pay to the Executive the Annual Salary or Consulting Fee, as the case may be, to the extent not yet paid, prorated through the Date of Termination, within thirty (30) days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive voluntarily terminates employment or consultancy during the Employment Period or the Consulting Period, other than for Good Reason, the Company shall pay to the Executive the Annual Salary or Consulting Fee, as the case may be, prorated through the Date of Termination to the extent not yet paid, in a lump sum in cash within thirty (30) days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

             6. Non-Exclusivity of Rights. Subject to Section 12(f), nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company relating to subject matter other than that specifically addressed herein. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the benefit programs referred to in paragraph (b) of
   Section 3, or any other plan, policy, practice or program of, or any contract or agreement with, the Company on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

             7. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The amounts payable by the Company under this Agreement shall not be offset or reduced by any amounts otherwise receivable or received by the Executive from any source.

             8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment or consultancy to the Company and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information").
   The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

             9. Limitation on Payments. (a) Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code") or which the Company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code (or any successor provision), and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Within fifteen (15) days following the Date of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company's independent auditors and acceptable to the Executive in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments and (iii) the amount and present value of any excess parachute payments determined without regard to the limitations of this paragraph (a) of Section 9. As used in this Agreement, the term "Base Period Income" means an amount equal to the Executive's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. Such opinion shall be dated as of the Date of Termination and addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such opinion determines that it is more likely than not the payment would be deemed an excess parachute payment by the Internal Revenue Service, any payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this paragraph (a) of Section 9, the Executive and the Company shall obtain, at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this paragraph (a) of Section 9 shall be of no further force or effect.

             (b)  If, notwithstanding the provisions of paragraph (a) of
   Section 9, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of Total Payments is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any successor provision), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax) on the Total Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph (b) of section 9, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

             10. Termination of Termination Agreement. The Termination Agreement shall be cancelled and terminated and shall be of no further force or effect upon the commencement of the Employment Period.

             11. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

             (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

             (c) The Company shall require any successor (other than a successor by merger or consolidation which assumes this Agreement by operation of law) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.
   As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

             12. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

             (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, addressed as follows:

             If to the Executive:

             Mr. Clarence R. Fisher
             Upper Peninsula Energy Corporation
             600 Lake Shore Drive
             Houghton, MI  49931

             If to the Company:

             Upper Peninsula Power Company
             600 Lake Shore Drive
             P. O. Box 130
             Houghton, MI  49931

             Attn:  Secretary

             with a copy to:

             WPS Resources Corporation
             700 North Adams Street
             P.O. Box 19001
             Green Bay, Wisconsin  54307-9001
             Attn:  President

   or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

             (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

             (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

             (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of
   Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

             (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between the Executive and Company concerning the subject matter hereof.

             (g) The rights and benefits of the Executive under this Agreement may not be anticipated, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

             (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

             IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                 UPPER PENINSULA POWER COMPANY



                                 By: /s/ B.C. Arola
                                 Name:  BURTON C. AROLA
                                 Title: V.P.-FINANCE, SEC & TREAS



                                 /s/ Clarence R. Fisher, Pres. & CEO
                                     CLARENCE R. FISHER